Exhibit 4(a)

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Union Pacific Corporation (“Union Pacific,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $2.50 per share (the “common stock”).

DESCRIPTION OF COMMON STOCK

We are authorized to issue 1,400,000,000 shares of common stock and 20,000,000 shares of preferred stock, without par value. No shares of preferred stock are currently outstanding.

The principal stock exchange on which our common stock is listed is the New York Stock Exchange under the symbol “UNP.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our restated articles of incorporation and our by-laws, each of which is incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4 is a part. The common stock and the rights of common shareholders are subject to the applicable provisions of the Utah Revised Business Corporation Act (the “Act”), our revised articles of incorporation and our by-laws.

Board of Directors

Our board of directors is not classified.  Our by-laws establish that the size of the whole board of directors shall be not less than three nor more than fourteen, with the exact number of directors to be fixed from time to time within such range by a resolution of the board of directors. Our by-laws provide that our directors may fill any vacancies on our board of directors, including newly created board seats resulting from an increase in the authorized number of directors and vacancies.

Except as otherwise provided by the Act, the board of directors has the authority to alter, repeal or amend the by-laws.

Preferred Stock

The board of directors is authorized to issue preferred stock in one or more series from time to time, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions thereof, as may be provided in resolutions adopted by the board of directors.

Voting Rights

Holders of common stock are entitled to one vote for each share held.

Subject to the rights of holders of any preferred stock which may be issued, any series of preferred stock will be entitled, with certain exceptions, to vote together with the holders of common stock as one class for the election of directors and upon all matters voted upon by shareholders. Pursuant to our by-laws, uncontested elections of directors generally are governed by Section 16-10a-1023(2) of the Act and contested elections of directors are governed by Section 16-10a-1023(3) of the Act. In voting for the election of directors, holders of common stock shall not have the right to cumulate their votes. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast against removal.

If dividends on the preferred stock shall be in arrears in an aggregate amount at least equal to six quarterly dividends, then the holders of all series of preferred stock, voting separately as one class, shall be entitled, at the next annual meeting of our shareholders or at a special meeting held in place thereof, or at a special meeting of the holders of the preferred stock called as provided below, to elect two directors to the board of directors. While the holders of preferred stock are so entitled to elect two directors, they shall not be entitled to participate with the common stock in the election of any other members of the board of directors. Whenever all arrearages in dividends on the preferred stock shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the preferred stock to elect two directors shall cease, provided that such voting rights shall again vest in the case of any similar future arrearages in dividends.

Dividends

Subject to the rights of holders of any preferred stock which may be issued, the holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of any legally available funds. We may not pay dividends on common stock, other than dividends payable in common stock or any other class or classes of stock junior in rank to the preferred stock as to dividends or upon liquidation, unless all dividends accrued on outstanding preferred stock have been paid or declared and set apart for payment.

Liquidation Rights

Any preferred stock would be senior to the common stock as to distributions upon our voluntary or involuntary liquidation, dissolution, distribution of assets or winding up. After distribution in full of the preferential amounts to be distributed to holders of preferred stock, holders of common stock will be entitled to receive all of our remaining assets available for distribution to shareholders ratably in proportion to the numbers of shares held by them, respectively, in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding up.

Other Rights

The common stock is not redeemable, is not subject to sinking fund provisions, has no preemptive or conversion rights and is not liable for further assessments or calls.

 Proxy Access Director Nominations

A shareholder, or a group of up to 20 shareholders, that has continuously owned at least 3% of the common stock for at least three years, may nominate and include in the proxy materials up to the greater of two directors or 20% of the number of directors then in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the by-laws.

Special Meetings of Shareholders

Pursuant to our by-laws, a special meeting may be called by our board of directors. In addition, a shareholder or group of shareholders owning the requisite number of shares prescribed by the Act may request that the board of directors call a special meeting of our shareholders by providing the requisite information described in our by-laws, which generally includes a statement of the purpose of the special meeting, the text of any proposals to be considered at the meeting and information regarding the identity of the shareholder(s), the reasons for conducting such business at such shareholder meeting, any agreement or other relationship among a group of shareholders, and interest or interests, including beneficial ownership, of the shareholder(s) in such business and in and to our common stock. If a request for a special meeting involves the nomination of one or more directors, the by-laws require that the nominating shareholder(s) provide additional information, including any information required by the applicable securities laws, regarding each shareholder nominee. The board of directors has the right to submit additional nominees to the shareholders at any special meeting requested by the shareholders for purposes of electing directors. If a request for a special meeting satisfies all of the applicable provisions of our by-laws and the Act, the special meeting will be held not more than 90 days after the date of the request for the meeting at a time and place to be determined by the board of directors, unless the board of directors has called or calls for an annual meeting to be held within 90 days after the request for special meeting is received.

Advance Notice Requirements

Our by-laws include provisions applicable to certain shareholder activities, including the submission of binding shareholder proposals, nominating candidates to serve as directors at annual meetings of shareholders and submission of other matters to be considered at the annual meeting of shareholders. Generally, a timely notice regarding the submission of binding shareholder proposals, director nominees and other business to be considered at an annual meeting of shareholders (other than non-binding proposals submitted pursuant to, and in compliance with, Rule 14a-8 of the Exchange Act) must be delivered to the Secretary at our principal executive offices not less than 90 days and not more than 120 days prior to the date of the anniversary of the previous annual meeting of shareholders. In addition to timely notice, shareholders must satisfy the applicable provisions of the Act and the by-laws, including the timely submission of information regarding the proposed business, the text of any proposals to be submitted to the shareholders and information regarding the identity of the shareholder(s), any agreement or other relationship among a group of shareholders, and the interest or interests, including beneficial ownership, of the shareholder(s) in and to our common stock. If the shareholder submission involves the nomination of one or more directors for consideration at the annual meeting, the by-

laws require that the nominating shareholder(s) provide additional information, including any information required by the applicable securities laws, regarding each shareholder nominee.

Written Consent

Neither our restated articles of incorporation or our by-laws prohibit action to be taken by shareholders by written consent without a meeting.

Transactions With Ten Percent Shareholders

Our restated articles of incorporation provide that certain transactions between us and a beneficial owner of more than 10% of our voting stock (which includes preferred stock) must either:

•	be approved by a majority of our voting stock other than that held by such beneficial owner;

•	satisfy minimum price and procedural criteria set forth in our restated articles of incorporation; or

•	be approved by a majority of our directors who are not related to such beneficial owner.

The transactions covered by these provisions include mergers, consolidations, sales or dispositions of assets, adoption of a plan of liquidation or dissolution, or other transactions involving a beneficial owner of more than 10% of our voting stock.